CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 25, 2008, to this Registration Statement on form S-1 of Dolat Ventures, Inc. for the registration of shares of its common stock. We also consent to the reference to our firm under the caption ""Experts’’ in such Registration Statement.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
Houston, Texas
June 10, 2008